Exhibit 99.1

TRACON Pharmaceuticals Announces Top-line Results from NCI-Sponsored Phase 2 Trial of TRC105 in Recurrent Glioblastoma

Combination of TRC105 and Avastin did not improve the median progression free survival versus single agent Avastin in recurrent glioblastoma patients

Combination was associated with a non-significant increase in overall survival

San Diego, CA – February 9, 2017 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today reported top-line results from a randomized Phase 2 clinical trial of TRC105 in recurrent glioblastoma (GBM) funded and conducted by the Clinical Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI).

In the trial, TRC105 combined with Avastin® (bevacizumab) was compared to single agent Avastin in a total of 101 patients with recurrent GBM following chemoradiation. The trial was designed to detect a three-month improvement in progression free survival (PFS), the primary endpoint, from the expected value of 3.45 months with single agent Avastin. Top-line data indicate that the combination of TRC105 and Avastin did not improve median PFS versus single agent Avastin in recurrent GBM patients, although the combination was associated with a non-significant increase in overall survival. Detailed data and the associated correlative analyses are expected to be presented at an oncology conference later this year.

“Glioblastoma is a very challenging indication for drug development,” said Charles Theuer, M.D., Ph.D., President and CEO of TRACON. “We are grateful to the National Cancer Institute for sponsoring the trial and to the patients and providers who participated, and look forward to the detailed survival analysis from this trial, as well as data from multiple company-sponsored trials of TRC105 in other indications later this year.”

About TRC105 and other Endoglin Antibodies

TRC105 is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in one Phase 3 and multiple Phase 2 clinical trials sponsored by TRACON or the National Cancer Institute for the treatment of solid tumor types in combination with VEGF inhibitors. The ophthalmic formulation of TRC105, DE-122, is currently in a Phase 1/2 trial for patients with wet AMD. TRC205, a second generation antibody to endoglin, is undergoing preclinical testing in models of fibrosis. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; and TRC102, a small molecule that is

8910 University Center Lane ● Suite 700 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

being developed for the treatment of lung cancer and glioblastoma. To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding expected timing of data from on-going clinical trials of TRC105, the future presentation of detailed results from the Phase 2 clinical trial in glioblastoma, and other development plans and potential benefits of TRACON’s product candidates. Forward-looking statements speak only as of the date of this press release and TRACON does not undertake any obligation to update or revise these statements, except as may be required by law. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, the fact that results of subsequent studies may not be consistent with results of prior studies, TRACON’s and NCI’s ability to identify and enroll patients in on-going and planned clinical trials, potential delays in completing on-going clinical trials and initiating new clinical trials, whether TRACON’s product candidates will be shown to be safe and effective in subsequent studies, and TRACON’s and NCI’s ability and willingness to fund additional clinical development of TRACON’s product candidates. For a further description of these and other risks facing TRACON, please see the risk factors described in TRACON’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in those filings. Forward-looking statements speak only as of the date of this press release and TRACON undertakes no obligation to update or revise these statements, except as may be required by law.

Company Contact:Investor Contact:

Casey LoganAndrew McDonald

Chief Business OfficerLifeSci Advisors LLC

(858) 550‐0780 ext. 236646-597-6987

clogan@traconpharma.comAndrew@lifesciadvisors.com